Consent of Independent Auditors

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated September 17 2004, on the financial statements of Geocom Resources, Inc. as of June 30, 2004 and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended and for the period from June 19, 2000 (Inception) through June 30, 2004, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

December 1, 2004